ROSS MILLER
Secretary of State
204 North Carson Street, Ste. 1
Carson City, Nevada 89701-4299




	     Certificate of Amendment
      (PURSUANT TO NRS 78.385 AND 78.390)

             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations

1.	Name of Corporation:

           TheraBiogen, Inc.

2.	The articles have been amended as follows:

          Article 4 of the Articles of Incorporation is hereby amended so that the first paragraph shall read as follows:

          The amount of the total authorized capital stock of this corporation is
          $10,500 made up of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock, each with a par value of one mill ($0.0001). Such shares are non-assessable.

3.	    The vote by which the stockholders holding shares in the corporation entitling them to
    exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is
          98 percent.

4.	Effective date of filing : (optional)

5.	Signature: (required)

/s/ Robert Hipple
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